Yadkin Valley Financial Corporation Announces Capital Raise and Classified Asset Disposition Plan; Continues Trend of Problem Asset Reduction in Third Quarter

Capital Raise and Classified Asset Disposition Plan Highlights:

•

The Company has completed a $45 million private placement offering pursuant to which several institutional investors and members of the Board and management purchased shares of Series A mandatorily convertible preferred stock.

•	The Company will use the proceeds from the private placement to complete strategic classified asset disposition sales during the fourth quarter of 2012 and the first quarter of 2013.
•

In connection with the private placement, following the receipt of shareholder approval, the Company will convert approximately $21 million of its outstanding Series T and Series T-ACB preferred shares to common shares (voting and non-voting).

Third Quarter Highlights:

•

Income before taxes and preferred dividends was $811,000 for the third quarter of 2012. Net loss available to common shareholders for the third quarter of 2012 was $81,000, or $0.00 per diluted share, essentially breakeven for the quarter.

•

Management made the decision to sell two large problem assets totaling $15.1 million during the quarter, resulting in higher than normal charge-offs, but leading to a significant decrease in the amount of risk on the balance sheet.

•	Adversely classified loans decreased $4.8 million, or 4.6%, compared to the second quarter of 2012.
•	Nonperforming loans decreased $6.3 million to $57.1 million, or 4.12% of total loans, down from 4.53% at June 30, 2012.
•	Nonperforming assets decreased $9.5 million to $79.3 million, or 4.13% of total assets, down from 4.57% at June 30, 2012.
•	Non-interest income increased by $258,000, or 5.9%, to $4.7 million, largely due to increases in securities gains for the quarter.

Elkin, NC – October 25, 2012 – Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced today a $45 million capital raise and plans to dispose of approximately $67 million in classified assets, as well as financial results for the third quarter ended September 30, 2012. Net loss available to common shareholders for the quarter was $81,000, or $0.00 per diluted share, compared to net income of $10.2 million, or $0.52 per diluted share, in the second quarter of 2012, and net income of $2.9 million, or $0.15 per diluted share, in the third quarter of 2011.

Joe Towell, President and CEO of Yadkin Valley Financial, commented, “This was an exciting quarter at Yadkin Valley, as we made significant progress on several of our strategic goals. First, we have successfully completed a $45 million private placement offering. This capital raise is the result of many months of internal work to determine the best strategy for the Company to improve its capital ratios and risk profile. In connection with this capital raise, following shareholder approval, we will be converting a portion of our outstanding Series T and Series T-ACB preferred stock to voting and non-voting common stock. We believe the events of the quarter put us in a strong position as we finish out 2012 and look ahead to 2013. With a bolstered capital position and an improving credit profile, we are looking toward the opportunities available to us as we serve our customers throughout the Carolinas.

Turning to our third quarter results, management made the prudent decision to exit two of our large problem assets during the quarter. These were assets on which we had worked internally for more than three years and, once we had the opportunity to sell them, albeit at a loss, we did so in order to reduce the amount of risk on our balance sheet, thus improving the overall risk profile of the Bank.

In addition to this asset disposition in the third quarter, we had improvements in our credit metrics: nonperforming assets decreased $9.5 million, our adversely classified ratio decreased to 60%, and nonperforming assets to total assets decreased to 4.13%, all compared to the prior quarter.

Like many banks, we continue to see pressure on our net interest margin. While we did decrease our cost of deposits again this quarter, down to 0.91%, we continue to experience margin pressures due to this low rate environment.”

Capital Raise and Classified Asset Disposition Plan

The Company entered into definitive agreements and sold $45 million in Series A mandatorily convertible preferred stock to certain institutional investors and members of the Board of Directors and executive management at a price of $1,000 per share. The mandatorily convertible stock will convert to common shares at a price of $2.80 per share following the receipt of required shareholder approvals. In connection with the sale of the convertible preferred stock, upon the receipt of shareholder approval, the Company has agreed to convert approximately $21 million in outstanding Series T and Series T-ACB preferred shares, which have recently been purchased by unaffiliated third parties from the U.S. Treasury, to common shares (voting and non-voting), at 95% of par and a price of $2.80 per share.

The Company will use the proceeds from the capital raise to further remove risk from its balance sheet and accelerate the disposition of approximately $67 million in classified assets composed of $16.5 million in other real estate owned (OREO) and $50 million in classified loans. The Company anticipates the after-tax charges associated with this asset disposition to be in the range of $26 million to $30 million in the aggregate. The assets will be marked in the fourth quarter of 2012, and the disposition process is anticipated to be substantially complete by the end of the first quarter of 2013.

Following the private placement, the conversion of the Series T and Series T-ACB preferred shares, and the successful completion of the asset disposition plan, the Company’s credit and capital profiles will show significant improvement. Using the Company’s September 30, 2012 financials as a comparison, and assuming a $26 million after-tax loss on the asset disposition plan, our key credit metrics and capital ratios would be as follows:

	9/30/12 Actual	9/30/12 Pro Forma
Nonperforming Assets/Loans + OREO (1)	6.63%	2.57%
Allowance for Loan Losses/Total Loans	1.97%	2.04%
Allowance for Loan Losses/Nonperforming Loans (2)	38.36%	94.94%
Classified Assets/Tier 1 Capital + Allowance for Loan Losses	60.07%	26.38%

Tangible Common Equity/Total Assets	5.42%	7.23%
Tier 1 Leverage (3)	8.84%	8.87%
Tier 1 Risk Based Capital (3)	11.41%	11.78%
Total Risk Based Capital (3)	12.59%	12.97%

(1)	Nonperforming Assets includes nonperforming loans, accruing troubled debt restructures, and OREO
(2)	Nonperforming Loans includes nonaccrual loans and accruing troubled debt restructures
(3)	Assumes entire deferred tax asset created in conjunction with classified asset disposition is disallowed for regulatory capital purposes

Keefe, Bruyette, & Woods, Inc. (KBW) acted as financial advisor and placement agent for the private placement offering. In addition, KBW is acting as exclusive financial advisor to Yadkin Valley in connection with the asset disposition plan.

Third Quarter 2012 Financial Highlights

Asset Quality

The third quarter of 2012 shows improvement in nearly all of the Bank’s key asset quality metrics. First, nonperforming loans decreased for the third consecutive quarter, down $6.3 million to $57.1 million in the third quarter of 2012 from $63.3 million at June 30, 2012. This decrease indicates continued improvement in our levels of problem assets and significantly slower inflow to our nonperforming categories. In addition, our adversely classified loans, which include substandard, substandard-impaired, and doubtful loans, decreased $4.8 million compared to the second quarter of 2012. This is largely due to the disposition of two of our largest problem loans during the quarter. Management made the decision to remove these loans from the portfolio and take a higher than normal charge-off, as the risk associated with the loans was too great to sustain on our balance sheet.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	September 30, 2012		June 30, 2012
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$12,785	0.92%	$16,935	1.21%
Residential construction	3,712	0.27%	3,647	0.26%
HELOC	3,950	0.29%	2,856	0.20%
1-4 Family residential	6,370	0.46%	6,891	0.49%
Commercial real estate	21,420	1.54%	23,682	1.70%
Commercial & industrial	8,293	0.60%	8,745	0.63%
Consumer & other	523	0.04%	549	0.04%
Total	$57,053	4.12%	$63,305	4.53%

Other real estate owned (OREO) totaled $22.3 million at September 30, 2012, a decrease of $3.3 million compared to $25.6 million at June 30, 2012. This decrease in OREO was the result of $1.8 million in foreclosures for the quarter, offset by dispositions of $5.1 million. Total nonperforming assets at September 30, 2012 were $79.3 million, or 4.13% of total assets, a decrease of $9.5 million from June 30, 2012, due to the continued decrease in nonperforming loans and OREO balances.

During the third quarter of 2012, the provision for loan losses was $4.3 million, an increase of $2.0 million from the second quarter of 2012. The increase in provision was driven by the increase in charge-offs for the quarter. Net loan charge-offs for the quarter totaled $5.8 million, an increase of $2.3 million from the second quarter of 2012. Our charge-off activity was higher this quarter as we continued to organically remove risk from our loan portfolio.

At September 30, 2012, the allowance for loan losses was $27.2 million, compared to $28.8 million at June 30, 2012. As a percentage of total loans held-for-investment, the allowance for loan losses was 2.00% in the third quarter of 2012, down from 2.10% in the second quarter of 2012. Our reserve continues to decrease modestly due to the continued decrease in total loans and improving trends in adversely classified loans and nonperforming loans. Out of the $27.2 million in total allowance for loan losses at September 30, 2012, the specific allowance for impaired loans accounted for $3.8 million, up from $3.7 million in the second quarter. The specific allowance for impaired loans increased slightly as part of the Company’s ongoing assessment of the values on impaired loans. The remaining general allowance of $23.4 million attributed to unimpaired loans was down from $25.1 million at the end of the second quarter as nonperforming and adversely classified loans continue to decline.

Net Interest Income and Net Interest Margin

Net interest income was essentially flat quarter over quarter, totaling $15.2 million for the third quarter of 2012. The net interest margin decreased 2 basis points to 3.37% as compared to 3.39% in the prior quarter.

However, we continue to strategically shift our deposit mix and lower our cost of deposits. Core deposits now represent 52.2% of total deposits, our highest percentage in the last eight quarters, as we focus on core deposit growth. As a result of this strategy, our cost of deposits decreased to 0.91% for the quarter as compared to 0.98% in the second quarter of 2012.

Non-Interest Income

Non-interest income increased $258,000, or 5.9%, to $4.7 million compared to $4.4 million in the second quarter of 2012. This increase is primarily due to $1.3 million in securities gains offset by a $900,000 loss on a loan held-for-sale. The strategic decision to take the loss on this loan was due to management’s focus on problem asset disposition in the third quarter.

Non-Interest Expense

Non-interest expense decreased $941,000, or 6.0%, to $14.8 million, down from $15.7 million in the second quarter of 2012. The majority of this decrease is due to decreased cost of OREO.

Balance Sheet and Capital

Total assets decreased $25.0 million during the third quarter of 2012 as part of our continued balance sheet management strategy. Gross loans held-for-investment decreased $13.5 million compared to the second quarter of 2012, due to our disposition of several large problem credits during the quarter. Total deposits decreased $21.9 million, which primarily consists of higher-cost time deposits, as our non-interest bearing demand deposits increased $12.2 million compared to the prior quarter.

The Company’s capital ratios continue to exceed all regulatory requirements. As of September 30, 2012, the Bank’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.7%, 11.2%, and 12.4%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.8%, 11.4%, and 12.6% respectively, for the holding company as of September 30, 2012. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized. Regulatory capital ratios for the Company continue to improve due to positive operating results.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, October 25, 2012 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://investor.shareholder.commedia/eventdetail.cfm?eventid=120339&

CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until November 2, 2012 by dialing 855-859-2056 or 404-537-3406 and entering conference ID 50176883.

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About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 34 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Granville, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greensboro, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on pages 42-43 of Yadkin Valley Financial Corporation’s quarterly report filed on Form 10-Q with the SEC the quarter ended June 30, 2012 and in the sections entitled “Risk Factors” in quarterly reports filed on Form 10-Q for the quarters ended June 30, 2012 and March 30, 2012, annual report filed on Form 10-K for the year ended December 31, 2011, and, once available, the quarterly report filed on Form 10-Q for the period ended September 30, 2012. Additional factors that may cause our forward-looking statements to differ materially from actual results include, without limitation: (1) the shareholder approvals required for the Private Placement may not be obtained or may not be obtained on the schedule that we anticipate; (2) other closing conditions for the Private Placement may not be satisfied; (3) we may not successfully negotiate and enter into definitive agreements with respect to, and close the, asset sales or accelerated foreclosed properties dispositions under the Asset Disposition Plan; and (4) the asset sales or accelerated foreclosed properties dispositions may not occur within our currently expected ranges for price and other terms, and the pre-tax charges associated with such sales may exceed the pre-tax charges that we currently anticipate. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

ADDITIONAL INFORMATION

The private placement involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. Such securities being sold in the Private Placement may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In connection with the private placement, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement (the “Proxy Statement”). This news release is not a solicitation of a proxy and is not a substitute for the Proxy Statement or other filings that will be made with the SEC in connection with the potential transactions described in this new release. Security holders are urged to read the Proxy Statement carefully when it becomes available.

The written materials described above and other documents filed by the Company with the SEC will be available free of charge from the SEC’s web site at www.sec.gov. In addition, free copies of these documents may also be obtained by directing a written request to the attention of Corporate Secretary, Yadkin Valley Financial Corporation, P.O. Drawer 888, Elkin, North Carolina 28621.

For additional information contact:

Joseph H. Towell

President and Chief Executive Officer

(704) 768-1133

joe.towell@yadkinvalleybank.com

Jan H. Hollar

Executive Vice President and Chief Financial Officer

(704) 768-1161

jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation

Consolidated Balance Sheets (Unaudited)

	(Amounts in thousands except share and per share data)
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011 (a)	September 30, 2011
Assets:
Cash and due from banks	$26,048	$25,642	$36,478	$40,790	$32,315
Federal funds sold	50	50	50	50	50
Interest-earning deposits with banks	97,124	75,895	67,443	52,078	136,552

U.S. government agencies	32,869	23,058	23,433	23,726	24,013
Mortgage-backed securities	221,806	248,674	263,230	232,494	201,586
State and municipal securities	54,769	66,607	72,751	73,118	66,369
Common and preferred stocks	1,112	1,133	1,111	1,084	1,110

Total investment securities	310,556	339,472	360,525	330,422	293,078

Construction loans	147,408	189,840	196,991	202,803	229,789
Commercial, financial and other loans	190,294	189,245	187,037	200,750	197,672
Residential mortgages	174,728	167,774	166,563	179,047	179,457
Commercial real estate loans	615,733	594,798	605,539	631,639	625,193
Installment loans	34,216	34,177	34,926	35,465	37,125
Revolving 1-4 family loans	196,489	196,547	196,818	201,220	204,364

Total Loans	1,358,868	1,372,381	1,387,874	1,450,924	1,473,600
Allowance for loan losses	(27,231)	(28,797)	(30,062)	(32,848)	(33,673)

Net loans	1,331,637	1,343,584	1,357,812	1,418,076	1,439,927
Loans held for sale	24,766	24,867	20,548	19,534	13,801
Accrued interest receivable	6,229	6,512	6,932	6,745	6,447
Bank premises and equipment	41,460	41,547	41,861	42,120	44,074
Foreclosed real estate	22,294	25,573	28,751	24,966	21,307
Non-marketable equity securities at cost	4,155	4,630	6,130	6,130	7,005
Investment in bank-owned life insurance	26,274	26,114	26,091	25,934	25,769
Core deposit intangible	2,914	3,180	3,455	3,733	4,015
Other assets	26,871	28,273	20,530	22,610	22,791

Total assets	$1,920,378	$1,945,339	$1,976,606	$1,993,188	$2,047,131

Liabilities and shareholders’ equity:
Deposits:
Non-interest bearing	$256,402	$244,191	$235,417	$229,895	$228,448
NOW, savings and money market accounts	606,220	613,051	626,538	625,560	615,303
Time certificates:
$100 or more	342,356	348,072	356,793	360,388	383,877
Other	446,482	468,049	492,072	515,498	556,484

Total deposits	1,651,460	1,673,363	1,710,820	1,731,341	1,784,112

Borrowings	102,299	99,310	105,723	105,539	108,309
Accrued expenses and other liabilities	11,383	18,087	16,571	15,722	16,494

Total liabilities	1,765,142	1,790,760	1,833,114	1,852,602	1,908,915

Total shareholders’ equity	155,236	154,579	143,492	140,586	138,216

Total liabilities and shareholders’ equity	$1,920,378	$1,945,339	$1,976,606	$1,993,188	$2,047,131

Period End Shares Outstanding	20,003,688	20,003,688	19,506,188	19,526,188	19,526,188

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation

Consolidated Income Statements (Unaudited)

		Three Months Ended
	(Amounts in thousands except share and per share data)
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011 (a)	September 30, 2011
Interest and fees on loans (b)	$17,735	$17,944	$18,939	$19,173	$19,341
Interest on securities	1,674	1,754	2,006	1,709	2,146
Interest on federal funds sold	9	8	7	6	7
Interest-bearing deposits	28	38	37	71	71

Total interest income	19,446	19,744	20,989	20,959	21,565

Time deposits of $100 or more	1,762	1,913	1,993	2,271	2,326
Other deposits	2,018	2,193	2,371	2,569	3,120
Borrowed funds (b)	477	479	735	516	494

Total interest expense	4,257	4,585	5,099	5,356	5,940

Net interest income	15,189	15,159	15,890	15,603	15,625
Provision for loan losses	4,251	2,218	2,350	3,627	1,956

Net interest income after provision for loan losses	10,938	12,941	13,540	11,976	13,669

Non-interest income
Service charges on deposit accounts (b)	1,319	1,325	1,243	1,381	1,464
Other service fees (b)	857	893	895	782	837
Income on investment in bank owned life insurance	159	157	157	166	167
Mortgage banking activities (b)	1,599	1,674	1,139	1,267	1,023
Gains on sale of securities	1,348	300	—	678	1,556
Other than temporary impairment of investments	—	—	—	—	(74)
Loss on sale of loans	(900)	—	—	—	—
Other	283	57	75	140	90

Total non-interest income	4,665	4,406	3,509	4,414	5,063

Non-interest expense
Salaries and employee benefits (b)	6,914	6,354	6,110	6,135	6,073
Occupancy and equipment	1,794	1,790	1,851	1,781	1,961
Printing and supplies	168	151	145	154	141
Data processing	456	453	387	377	404
Communication expense	314	354	351	367	372
Advertising and marketing	103	100	76	101	127
Amortization of core deposit intangible	266	275	278	282	289
FDIC assessment expense	650	659	694	718	79
Attorney fees	311	150	216	108	95
Loan collection expense (b)	69	204	236	287	378
(Gain) loss on fixed assets	—	(1)	(21)	13	286
Net cost of operation of other real estate owned	1,322	2,745	1,229	1,086	759
Other (b)	2,425	2,499	2,026	2,267	1,705

Total non-interest expense	14,792	15,733	13,578	13,676	12,669

Income before income taxes	811	1,614	3,471	2,714	6,063
Provision for income taxes (benefit)	54	(9,383)	—	(211)	2,384

Net income	757	10,997	3,471	2,925	3,679

Preferred stock dividend and amortization of preferred stock discount	838	833	821	771	771

Net income (loss) available to common shareholders	$(81)	$10,164	$2,650	$2,154	$2,908

Basic	$(0.00)	$0.52	$0.14	$0.11	$0.15
Diluted	$(0.00)	$0.52	$0.14	$0.11	$0.15
Weighted average number of shares outstanding
Basic	19,389,251	19,386,519	19,378,198	19,371,469	19,364,855
Diluted	19,390,253	19,386,519	19,378,198	19,371,469	19,364,855

(a)	Derived from audited consolidated financial statements
(b)	Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation

(unaudited)

	At or For the Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Per Share Data:
Basic Earnings per Share	$0.00	$0.52	$0.14	$0.11	$0.15
Diluted Earnings per Share	0.00	0.52	0.14	0.11	0.15
Book Value per Share	5.36	5.34	4.92	4.77	4.66

Selected Performance Ratios:
Return on Average Assets (annualized)	-0.02%	2.08%	0.54%	0.42%	0.56%
Return on Average Equity (annualized)	-0.21%	26.93%	6.48%	6.17%	8.49%
Net Interest Margin (annualized)(7)	3.37%	3.39%	3.54%	3.16%	3.28%
Net Interest Spread (annualized)(7)	3.19%	3.21%	3.35%	2.98%	3.09%
Non-interest Income as a % of Revenue(6)(7)	29.90%	25.55%	20.73%	32.14%	32.60%
Non-interest Income as a % of Average Assets (7)	0.24%	0.23%	0.18%	0.26%	0.30%
Non-interest Expense as a % of Average Assets (7)	0.76%	0.81%	0.69%	0.68%	0.64%

Asset Quality:
Loans 30-89 days past due (000’s) (4)	$13,354	$10,321	$10,245	$25,888	$23,739
Loans over 90 days past due still accruing (000’s)	—	—	—	—	—
Nonperforming Loans (000’s)	57,053	63,305	66,088	70,355	70,775
Other Real Estate Owned (000’s)	22,294	25,573	28,751	24,966	21,307
Nonperforming Assets (000’s)(5)	79,347	88,878	94,839	95,321	92,082
Accruing/Performing troubled debt restructurings (000’s)	13,929	12,596	15,259	17,173	21,809
Nonperforming Loans to Total Loans	4.12%	4.53%	4.69%	4.78%	4.76%
Nonperforming Assets to Total Assets	4.13%	4.57%	4.80%	4.78%	4.50%
Allowance for Loan Losses to Total Loans	1.97%	2.06%	2.13%	2.23%	2.26%
Allowance for Loan Losses to Total Loans Held for Investment	2.00%	2.10%	2.17%	2.26%	2.29%
Allowance for Loan Losses to Nonperforming Loans	47.73%	45.49%	45.49%	47.31%	47.58%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.66%	0.99%	1.44%	1.20%	1.04%

Capital Ratios:
Equity to Total Assets	8.08%	7.95%	7.26%	7.05%	6.75%
Tier 1 leverage ratio(1)	8.73%	8.55%	8.30%	7.99%	7.58%
Tier 1 risk-based ratio(1)	11.18%	10.89%	10.61%	10.23%	9.72%
Total risk-based capital ratio(1)	12.44%	12.15%	11.87%	11.49%	10.98%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$5.21	$5.18	$4.74	$4.58	$4.45
Return on Tangible Equity (annualized) (3)	-0.21%	27.54%	6.63%	6.34%	8.49%
Tangible Equity to Tangible Assets (3)	7.94%	7.80%	7.10%	6.88%	6.57%
Efficiency Ratio (7)	72.21%	77.92%	67.59%	66.26%	59.94%

Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only—FFIEC 041.
(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.
(3)	Tangible Equity is the difference of shareholders' equity less core deposit intangibles. Tangible Assets are the difference of total assets less core deposit intangibles.
(4)	Past due numbers exclude loans classified as nonperforming.
(5)	Nonperforming assets exclude accruing troubled debt restructured loans.
(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.
(7)	Certain income and expense amounts in the current and prior periods have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended September 30,
	2012				2011
	(Dollars in Thousands)
	Average Balance	Interest	Yield/ Rate		Average Balance	Interest	Yield/ Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,393,717	$17,770	5.07	% (8)	$1,560,011	$20,414	5.25	% (8)
Investment securities	355,133	1,901	2.13%		311,000	2,502	3.23%
Interest-bearing deposits & federal funds sold	74,243	37	0.20%		148,778	99	0.27%

Total average earning assets (1)	$1,823,093	19,708	4.30	% (6)	$2,019,789	23,015	4.57	% (6)

Noninterest earning assets	129,713				143,915

Total average assets	$1,952,806				$2,163,704

INTEREST BEARING LIABILITIES
Time deposits	$796,695	3,449	1.72%		$1,057,510	5,349	2.03%
Other deposits	610,286	331	0.22%		612,221	923	0.60%
Borrowed funds	113,048	477	1.68%		103,991	540	2.08%

Total interest bearing liabilities	1,520,029	4,257	1.11	% (7)	1,773,722	6,812	1.54	% (7)

Noninterest bearing deposits	249,054				223,318
Other liabilities	28,542				15,036

Total average liabilities	1,797,625				2,012,076

Shareholders’ equity	155,181				151,628

Total average liabilities and shareholders’ equity	$1,952,806				$2,163,704

NET INTEREST INCOME/YIELD (3,4)		$15,451	3.37	% (8)		$16,203	3.22	% (8)

INTEREST SPREAD (5)			3.19	% (8)			3.03	% (8)

(1)	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.
(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.
(6)	Interest income for 2012 and 2011 includes $41,000 and $176,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.
(7)	Interest expense for 2012 and 2011 includes $135,000 and $116,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.
(8)	Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.